EXHIBIT 99.1

Simmons First Announces Expansion Into Southwest Missouri

PINE BLUFF, Ark., May 14, 2010 (GLOBE NEWSWIRE) -- Simmons First National Corporation (Nasdaq:SFNC) announced today that its wholly-owned bank subsidiary, Simmons First National Bank, has entered into a purchase and assumption agreement with loss share arrangements with the Federal Deposit Insurance Corporation (the "FDIC") to purchase substantially all of the assets and to assume substantially all of the deposits and other liabilities of Southwest Community Bank in Springfield, Missouri. Simmons First, as a result of this agreement, expands its footprint outside the Arkansas borders for the first time.

The former Southwest Community Bank location will open at its normal banking hours on May 15, 2010, as a Simmons First National Bank financial center and all former Southwest Community Bank customers will be able to conduct banking business as usual. Depositors of Southwest Community Bank will automatically become depositors of Simmons First, and deposits will continue to be insured by the FDIC. Depositors may access their accounts as usual through automated teller machine transactions, checks, online banking and debit card transactions. Checks drawn on Southwest Community Bank will continue to be processed, and loan customers should continue to make their customary payments. Customers may continue banking as usual and feel confident that their deposits are secure, now backed by one of the country's strongest and safest financial institutions.

"This acquisition is the first of several that we anticipate making over the next two to three years, which is the reason we raised $70.5 million in additional capital in November, 2009," said J. Thomas May, Chairman and CEO. "It represents a good first step in expanding beyond the borders of Arkansas. In addition to our statewide footprint, the Springfield market compliments the footprint expansion Simmons First consummated along highway 65 into North Central Arkansas in 2004, and our presence in Northwest and Northeast Arkansas. We believe the Missouri market, in general, and the Springfield market, in particular, present good opportunities for our franchise."

During the transition period, Southwest Community Bank customer accounts will be transitioned to Simmons First National Bank accounts with customers ultimately enjoying the benefits of Simmons First's extensive selection of products and services. Simmons First Trust Company was named the Largest Trust Company in Arkansas with assets in excess of $2 billion. Simmons First has been nationally proclaimed as having one of the best credit cards in America by Money Magazine, the Wall Street Journal and Kiplinger and was recently recognized as having the best low rate credit card by cardrating.com. We are also a major provider of cash management services.

"We welcome our new customers and associates in southwest Missouri to the Simmons First family," said May. "Our 107 year old franchise has been built around a community banking philosophy. Our associates are committed to treating the customer the way we want to be treated when we are the customer. This is the same commitment that we will deliver to the former customers of Southwest Community Bank."

Through the loss share provisions of the purchase and assumption agreement, the FDIC will reimburse Simmons First for 80% of the losses it incurs on the disposition of loans and foreclosed real estate. The assets were purchased from the FDIC at a discount of 9.5% of total assets and a deposit premium of 0.5% of all non-brokered deposits. The valuation and purchase price of acquired assets and liabilities will be finally determined upon completion of appropriate valuation processes.

Highlights of the Transaction

The acquisition is currently expected to provide Simmons First:

  Expansion into southwest Missouri
  Assets of approximately $98 million
  Loans of approximately $56 million (before loan discounts and FDIC receivables)
  Investment securities of approximately $6 million
  Deposits of approximately $101 million, with $54 million being brokered deposits which will be replaced with excess liquidity at Simmons First
  Loss share protection from the FDIC on approximately $64 million in covered assets

The impact on Simmons First is currently expected to:

  Be slightly accretive to both net income and diluted earnings per share
  Be slightly accretive to book value per share and tangible book value per share
  Leverage and deploy a portion of Simmons First's recent underwritten public common equity offering in which the Company sold common stock for net proceeds of approximately $70.5 million

Upon completion of the acquisition, Simmons First will continue to remain extremely "well capitalized" by regulatory standards, with no additional capital required to support this transaction. Simmons First has a long history of consistent earnings, strong capital and excellent asset quality.

Simmons First National Corporation is a $3.2 billion Arkansas based financial holding company with eight community banks in Pine Bluff, Lake Village, Jonesboro, Rogers, Searcy, Russellville, El Dorado and Hot Springs, Arkansas. The Company's eight banks conduct financial operations from 89 offices, of which 85 are financial centers, in 48 communities, including its newly acquired Springfield, Missouri location. The Company's common stock trades on the NASDAQ Global Select Market under the symbol "SFNC".

The Simmons First National Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4819

Forward Looking Statements

Statements in this press release that are not historical facts should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements of this type speak only as of the date of this news release. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors, including, but not limited to, economic conditions, credit quality, interest rates, loan demand and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements. Forward-looking statements regarding the Southwest Community Bank transaction are based on currently available information provided to us by the FDIC. Actual results could differ materially after experience with this acquisition. Additional information on factors that might affect Simmons First National Corporation's financial results is included in its Form 10-K filing with the Securities and Exchange Commission.

CONTACT:  Simmons First National Corporation
          David W. Garner, Senior Vice President and Investor
           Relations Officer
          (870) 541-1000